Exhibit 4.3(e)

THIRD SUPPLEMENTAL INDENTURE

This Third Supplemental Indenture, dated as of January 15, 2014 (this “Supplemental Indenture” or “Guarantee”) among AMC Concessionaire Services of Florida, LLC, a Florida limited liability company, Rave Reviews Cinemas, L.L.C., a Delaware limited liability company, and Wanda AMC Releasing, LLC, a Delaware limited liability company (the “Subsidiary Guarantors”, and each a Subsidiary Guarantor”), AMC Entertainment Inc. (together with its successors and assigns, the “Company”), each other then existing Guarantor under the Indenture referred to below, and U.S. Bank National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of December 15, 2010 (as amended, supplemented, waived or otherwise modified, the “Indenture”) providing for the issuance of 9.75% Senior Subordinated Notes due 2020 of the Company (the “Securities”);

WHEREAS, Section 4.09 of the Indenture provides that the Company is required to cause each Subsidiary that Guarantees obligations under the Credit Agreement, the Existing Notes or other Indebtedness of the Company or any of its Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will unconditionally Guarantee, on a joint and several basis with the other Guarantors, the full and prompt payment of the principal of, premium, if any, and interest on the Securities on a senior basis; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the Guarantors are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantors, the Company, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Guarantee shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf or for the benefit of such Holders.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1 Agreement to be Bound.  Each Subsidiary Guarantor hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.  Each Subsidiary Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.2 Guarantee.  Each Subsidiary Guarantor agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Securities and the Trustee the Guarantor Obligations pursuant to Articles XI and XII of the Indenture on a senior subordinated basis.

ARTICLE III

Miscellaneous

SECTION 3.1 Notices.  All notices and other communications to the Subsidiary Guarantor shall be given as provided in the Indenture to the Subsidiary Guarantors, at the address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

SECTION 3.2 Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3 Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4 Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.5 Trustee not Responsible.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantors.

SECTION 3.6 Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.7 Headings.  The headings of the Articles and the Sections in this Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written

AMC CONCESSIONAIRE SERVICES OF
FLORIDA, LLC
RAVE REVIEWS CINEMAS, L.L.C.
WANDA AMC RELEASING, LLC
as Guarantors

By:	/s/ Terry W. Crawford
	Name:	Terry W. Crawford
	Title:	Senior Vice President &
Treasurer
	Address:	11500 Ash Street
Leawood, KS 66211

AMC ENTERTAINMENT INC.

By:	/s/ Terry W. Crawford
	Name:	Terry W. Crawford
	Title:	Senior Vice President &
Treasurer

[SIGNATURE PAGE TO THE THIRD SUPPLEMENAL INDENTURE]

AMC CARD PROCESSING SERVICES INC.
AMC ITD, INC.
AMC LICENSE SERVICES, INC.
AMC THEATRES OF NEW JERSEY, INC.
AMERICAN MULTI-CINEMA, INC.
CLUB CINEMA OF MAZZA, INC.
LCE ACQUISITIONSUB, INC.
LCE MEXICAN HOLDINGS, INC.
LOEWS CITYWALK THEATRE CORPORATION
as Guarantors

By:	/s/ Terry W. Crawford
	Name:	Terry W. Crawford
	Title:	Senior Vice President &
Treasurer

[SIGNATURE PAGE TO THE THIRD SUPPLEMENAL INDENTURE]

U.S. BANK NATIONAL ASSOCIATION, as
Trustee

By:	/s/ Donald T. Hurrelbrink
Name: Donald T. Hurrelbrink
Title: Vice President

[SIGNATURE PAGE TO THE THIRD SUPPLEMENAL INDENTURE]